Exhibit 9

CONFIDENTIALITY AGREEMENT

LADDER CAPITAL CORP

345 Park Avenue, 8th Floor

New York, NY 10154

February 2, 2018

Related Fund Management, LLC

60 Columbus Circle

New York, NY 10023

Dear Mr. Metz:

In connection with the possible negotiated transaction (the “Transaction”) by Related Fund Management, LLC (the “Company”), or a fund managed by the Company, with Ladder Capital Corp and/or an affiliate or subsidiary (collectively, “Ladder”), Ladder will be providing certain information to the Company that is non-public, confidential and/or proprietary in nature. This information and any other non-public, confidential or proprietary information concerning Ladder (or its affiliates) and the Transaction furnished to the Company by Ladder or its Representatives (as hereinafter defined) on or after the date hereof in connection with the Transaction, regardless of the manner in which it is furnished by Ladder, and all notes, analyses, compilations, data, studies or other documents prepared by the Company containing or based in whole or in part on any such furnished information, is hereinafter referred to as the “Information” and shall be governed by the terms of this agreement (the “Agreement”). In consideration of the Company’s receipt of the Information, the Company agrees that:

1.

Except as otherwise expressly provided herein, the Company will treat the Information as confidential and will not disclose the Information to any person without the prior consent of Ladder other than to those potential fund investors listed on Exhibit A, and to its affiliates, directors, officers, employees, representatives, agents and advisors, including, without limitation, attorneys, accountants, auditors and third party consultants or service providers specifically involved in evaluating the Transaction and who require such Information on a strict need-to-know basis for the sole purpose of such evaluation (collectively, “Representatives”); provided that, for the avoidance of doubt, financing sources and potential fund investors not listed on Exhibit A shall not be considered Representatives unless approved by Ladder in its sole discretion, in which case such approved financing source or potential fund investor will be considered a Representative from and after the date of such approval. Each such Representative shall be informed of the confidential nature of the Information and shall agree to treat the Information as confidential in accordance with the terms and conditions of this Agreement as though such Representative were a party hereto, and in any event the Company shall be responsible for any breach of this Agreement by any of its Representatives (it being understood that such responsibility shall be in addition to and not by way of limitation of any right or remedy Ladder may have against the Company’s Representatives with respect to such breach). The Information shall be used solely in connection with the business and legal evaluation of the Transaction and not for any other purpose whatsoever (including, without limitation, planning, marketing or product and services development). Except as required by law, Ladder shall keep (i) the contents of Annex A (and the names of any other potential fund investors that the Company proposes to include as Representatives after the date hereof) and (ii) the potential interest of such persons in a transaction involving Ladder and/or the status of such persons as actual or prospective investors of the Company and/or its affiliates (clause (i) and clause (ii) being, collectively, “Investor Information”) confidential and shall not disclose any Investor Information to any person other than to those of Ladder’s Representatives that (x) strictly need to know such information for purposes of evaluating or negotiating a Company Transaction proposal and (y) agree to keep confidential and not further disclose such Investor Information. Ladder shall not, and shall cause its Representatives not to, contact any person named in the Investor Information regarding a Transaction without the Company’s prior approval. As used in this Agreement, the term “person” shall be broadly interpreted to include, without limitation, the media and any corporation, partnership, group, individual or other entity, including any governmental authority, and the term “affiliate” shall mean, as to any person, any other person that, directly or indirectly, controls, is controlled by, or is under common control with such first person.

2.	Regardless of whether or not the Transaction is consummated, this Agreement shall not prevent the Company’s disclosure of any Information and the term Information shall not include information (i) that is or has become generally available to the public (other than as a result of a disclosure in violation of this Agreement), (ii) that is or becomes available on a non-confidential basis from a source other than Ladder (unless, to the Company or any of its Representative’s actual knowledge, such information was provided by such source in violation of a confidentiality agreement), (iii) that was or is independently developed by the Company without any use of and with no reliance on any of the Information, (iv) that is required in response to any order by any court having jurisdiction over the Company, (v) in order to comply with any applicable law or regulation, or in accordance with any order or ruling of any federal or state governmental body having jurisdiction over the Company or (vi) after this Agreement expires.

3.

In the event that the Company or anyone to whom the Company transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, the Company shall provide Ladder with notice of such event promptly upon its obtaining knowledge thereof and shall use commercially reasonable efforts to assist Ladder in seeking a protective order or other appropriate remedy. In the event that a protective order or other remedy is not obtained in connection with such legal compulsion, the Company shall furnish only that portion of the Information that the Company is required to disclose and shall to the extent practical disclose the Information in a manner that preserves its confidential nature. Notwithstanding anything to the contrary in this Agreement, in the event that the Company’s outside counsel advises the Company that public disclosure of any Information is required under applicable securities laws, the Company and the applicable of its affiliates may make such disclosure;

provided that, to the extent permitted by applicable law, the Company provides a draft of such disclosure to Ladder in advance and considers in good faith any reasonable comments of Ladder thereto. Ladder acknowledges that a copy of this Agreement will be filed by the Company and certain of its affiliates on an amendment to Schedule 13D.

4.	Except as required by law, and then only with prompt written notice to Ladder, the Company shall not, and shall cause the Company’s Representatives not to, disclose to any other person (i) the fact that the Information has been made available to the Company and/or its Representatives or that the Company or its Representatives have inspected any portion of the Information, or (ii) the fact that discussions or negotiations between the parties to this Agreement are taking place or other facts with respect to such discussions or negotiations, including the status thereof. Except as required by law, and then only with prompt written notice to Company, Ladder shall not disclose to any other person other than its Representatives (i) the fact that the Information has been made available to the Company and/or its Representatives or that the Company or its Representatives have inspected any portion of the Information, or (ii) the fact that discussions or negotiations between the parties to this Agreement are taking place or other facts with respect to such discussions or negotiations, including the status thereof.

5.	In the event that discussions with the Company concerning the Transaction are discontinued, the Company’s participation in the Transaction is otherwise terminated prior to the closing of the Transaction or for any reason at the request of Ladder, the Company shall, upon Ladder’s written request, redeliver to Ladder or destroy (at Ladder’s option) the copies of the Information that were furnished to the Company by or on behalf of Ladder. Promptly after such redelivery or destruction, an authorized officer of the Company shall deliver to Ladder written certification that all Information has been returned and/or destroyed pursuant to this paragraph. Notwithstanding the foregoing, (x) the Company shall be permitted to retain copies of Information as may be required by law or its internal document retention policies and (y) it is acknowledged and agreed by Ladder that Information which is electronically or digitally delivered, stored or processed may be impractical or impossible to return or destroy and, in such instance, Company shall not be required to return or destroy such Information, provided, in each of the foregoing, Company shall continue to hold any such Information confidential in accordance with the terms hereof.

6.

With respect to any non-public personal information that is subject to any applicable federal and state privacy or data security laws (collectively, together with the corresponding rules and regulations, “Privacy Laws”), including any such information that identifies, relates to or describes a particular individual (collectively, “Protected Personal Information”), the Company and its Representatives shall exercise at least the degree of care used by the Company in safeguarding Protected Personal Information of its own employees; provided that Ladder will clearly mark any Protected Personal Information as such when providing it to the Company. Subject to the proviso set forth in the preceding sentence, the Company and its Representatives will collect, store and dispose of Protected Personal Information in a commercially reasonable manner intended to prevent unauthorized access to or use of Protected Personal Information. The

Company and its Representatives will not copy or reproduce Protected Personal Information, except to the extent necessary in connection with the Transaction or to perform the Company’s obligations under this Agreement. In the event the Company knows that there has been any unauthorized access to or acquisition of data provided to the Company and its Representatives that compromises the security, confidentiality or integrity of the Protected Personal Information (a “Security Breach”), the Company and its Representatives will immediately notify Ladder (to the extent legally permitted).

7.	The Company agrees that, for a period of 12 months from the date hereof (such period, the “Standstill Period”), unless the Company shall have been expressly permitted in writing by Ladder to do so, neither the Company nor any of its affiliates (or, while acting on behalf of the Company or the Company’s affiliates, their respective Representatives), acting alone or in concert with others, will, directly or indirectly:

a.	acquire, or offer, propose or agree to acquire, (i) any “securities” (such term to include, without limitation, stock in corporations, partnership interests in partnerships and membership interests in limited liability companies), debt obligations or assets (or any interests therein) of Ladder, (ii) any rights or options to acquire, or securities convertible into or exchangeable or exercisable for, any such securities, debt obligations or assets or (iii) any contracts or instruments in any way related to the acquisition, or price, of any such securities, debt obligations or assets (whether beneficially, constructively or synthetically through any derivative or trading position or otherwise);

b.	participate in any solicitation of proxies, or seek to advise or influence the vote of any person, regarding any securities or debt obligations of Ladder, or call or seek to call a meeting of Ladder’s stockholders or of any unitholders or debtholders of Ladder, or, initiate any proposal for action by Ladder’s stockholders or by unitholders or debtholders of Ladder, or seek election to or to place a representative on Ladder’s board of directors or seek the removal of any of Ladder’s directors (it being understood that Richard O’Toole may stand for re-election to Ladder’s board of directors, and, if requested by Ladder’s board of directors, may participate in a solicitation of proxies or seek to advise or influence the vote of persons on behalf of Ladder’s board of directors, and those activities shall not be deemed a violation of this clause (b));

c.	make any public announcement of, or engage, or offer, propose or agree to engage, in any extraordinary transaction involving Ladder or its securities, debt obligations or assets;

d.	form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934) with unaffiliated persons with respect to any securities of Ladder or otherwise in connection with any of the actions prohibited by this paragraph;

e.	advise, assist, encourage, finance or invest in, or (except to the extent solely among the Company and its Representatives) enter into any discussions, negotiations, or understandings with, any person in connection with any of the matters described in this paragraph;

f.	disclose any plan, intention or proposal to do any of the matters described in this Section 7;

g.	seek or propose to control or (except for (i) ordinary course communications unrelated to the proposed Transaction in the Company’s capacity as a Ladder stockholder or (ii) ordinary course actions taken by Richard O’Toole in his capacity as a director of Ladder) influence Ladder’s management, board of directors or policies;

h.	make any communications with Ladder or its Representatives that reasonably could be expected to require Ladder to make any public announcement regarding the possibility of a Transaction or any of the matters described in this paragraph; or

i.	contest the validity or enforceability of this Agreement or (except at the invitation of Ladder) seek an amendment or release of the restrictions contained herein (whether by legal action or otherwise);

provided, however, that the Standstill Period shall terminate automatically upon (A) any person (x) becoming the Beneficial Owner (as such term is defined in the Stockholders Agreement) of Voting Securities (as such term is defined in the Stockholders Agreement) representing 50% or more of the Total Voting Power (as such term is defined in the Stockholders Agreement) or (y) publicly announcing or commencing a tender or exchange offer that, if consummated, would make such person (or any of its affiliates) the Beneficial Owner (as such term is defined in the Stockholders Agreement) of Voting Securities (as such term is defined in the Stockholders Agreement) representing 50% or more of the Total Voting Power (as such term is defined in the Stockholders Agreement) or (B) Ladder Capital Corp entering into a definitive agreement with a third party to effectuate (x) a sale of 50% or more of the consolidated assets of Ladder Capital Corp and its wholly owned subsidiaries or (y) a transaction (1) that, in whole or in part, requires the approval of Ladder Capital Corp’s stockholders and, (2) in which, based on information publicly available at the time of announcement of the entering into of such agreement, the holders of Voting Securities (as such term is defined in the Stockholders Agreement) prior to such transaction will not own, immediately following such transaction, Voting Securities (as such term is defined in the Stockholders Agreement) representing at least 80% of the Total Voting Power (as such term is defined in the Stockholders Agreement) of either (I) the corporation resulting from such transaction (the “Surviving Corporation”), or (II), if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of all of the outstanding Voting Securities (as such term is defined in the Stockholders Agreement) of the Surviving Corporation.

If at any time during the Standstill Period the Company or any of the Company’s affiliates are approached by any person concerning participation by the Company or such affiliate or such other person in a transaction or transactions involving, in any way, the assets, businesses, securities or debt obligations of Ladder or its subsidiaries, or which is otherwise of the kind prohibited by the preceding paragraph (other than, in each case, a person seeking to make a passive investment in a fund managed by the Company or an affiliate of the Company), the Company will promptly inform Ladder of the nature of such contact and the parties thereto.

Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be deemed to prevent or restrict (a) the Company’s Representatives that operate businesses within the financial services industry from engaging, in the ordinary course of business, in brokerage, asset management, trust, underwriting, market making and other similar ordinary course financial services business activities involving securities of Ladder, so long as those Representatives comply with the other provisions of this agreement, (b) the Company or any of its affiliates or Representatives from (i) at the invitation of Ladder, making any Transaction proposals to the board of directors of Ladder or disclosing the terms of such permitted proposals as required by law or (ii) discussing, negotiating or entering into understandings with persons considering making passive investments in a fund managed by the Company or an affiliate of the Company (or, solely with respect to those potential fund investors who are Representatives, providing Information regarding Transaction status and terms to such persons on a confidential basis) or (c) any Representative that is a director of Ladder from taking any actions in his or her capacity as a director of Ladder on matters unrelated to a Transaction.

The parties intend that, until such time as the Standstill Period expires or is otherwise terminated or this Agreement expires or is otherwise terminated, the agreements set forth in this Section 7 shall supersede the agreements set forth in Section 4(a) of the Stockholders Agreement, dated as of March 3, 2017, between Ladder Capital Corp and RREF II Ladder LLC (the “Stockholder’s Agreement”); accordingly, Ladder, and the Company on behalf of RREF II Ladder LLC, agree that RREF II Ladder LLC and its controlled affiliates shall not be subject to Section 4(a) of the Stockholders Agreement until such time as the Standstill Period expires or is otherwise terminated or this Agreement expires or is otherwise terminated, at which time RREF II Ladder LLC and its controlled affiliates will again be subject to Section 4(a) of the Stockholders Agreement in accordance with the terms thereof.

8.

Except as expressly permitted by this Agreement, the Company and (while acting on the Company’s behalf) its Representatives, directly or through a third party, shall not call, write or meet with, or have any other contact with any person identified in the Information, including, without limitation, Ladder’s affiliates, investors, board of directors, directors, officers, employees, representatives, agents and advisors, including, without limitation, attorneys, accountants, auditors, investment bankers and third party consultants or service providers, without the prior consent of Ladder other than in the ordinary course of business and either (i) not with respect to Ladder or the contemplated

Transaction or (ii) in the Company’s capacity as a Ladder stockholder and not with respect to the contemplated Transaction. The Company agrees that it will direct all communications with Ladder regarding the Transaction, including all requests for information concerning Ladder in connection therewith, to a specified representative of Ladder’s financial advisor (and with respect to legal matters, to Ladder’s outside counsel) and/or such other persons as the board of directors of Ladder (or a committee thereof) may designate from time to time.

9.	Without Ladder’s prior written consent, for a period of 12 months from the date hereof, neither the Company nor any affiliate will directly or indirectly solicit, offer work to, employ, or induce or attempt to induce any employee of Ladder or one of its subsidiaries or affiliates to leave his or her position or otherwise terminate his or her relationship with Ladder. The foregoing restriction shall not apply to general solicitations of employment or third party searches not specifically directed toward employees of Ladder. The Parties further acknowledge and agree that, in the event of a breach of this section, a determination of actual damages incurred by Ladder would be extremely difficult. Accordingly, the Company agrees that if it breaches this section, Ladder shall have available, in addition to any other right or remedy available, the right to an injunction from a court of competent jurisdiction restraining such breach or threatened breach.

10.	The Company understands and agrees that neither Ladder nor any of its Representatives have made or make any representation or warranty as to the accuracy or completeness of the Information. The Company agrees and acknowledges that neither Ladder nor its Representatives shall have any liability to the Company or any of its Representatives resulting from the provision, contents or use of the Information, except as may be provided in a subsequent written agreement providing for a Transaction.

11.	The Company agrees that unless and until a definitive agreement between Ladder and the Company with respect to the Transaction has been executed and delivered, neither Ladder nor the Company will be under any legal obligation of any kind whatsoever with respect to the Transaction. It is understood and agreed that any arrangement relating to the Transaction is subject to approval by the boards of the Company and Ladder, as applicable, and to the negotiation, execution and delivery of a definitive agreement between the Company and Ladder containing mutually agreeable terms and conditions. Each party reserves the right, in its sole discretion, to reject any and all proposals made by the other party regarding the Transaction and to terminate discussions and negotiations with respect thereto at any time. Ladder reserves the right, in its sole discretion, to negotiate and enter into an agreement with any other third party with respect to any transaction, including one similar in nature to the Transaction, at any time and without prior notice to the Company.

12.	The Company hereby acknowledges that it is aware, and that it will advise its Representatives who receive material non-public Information, that applicable securities laws prohibit any person in possession of material, non-public information concerning an issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

13.	In the event of litigation relating to this Agreement, if a court of competent jurisdiction determines that this Agreement has been breached by the Company or its Representatives or by Ladder, then the breaching party shall reimburse the non-breaching party for its actual costs and expenses (including, without limitation, third party legal fees and reasonable expenses) incurred in connection with all such litigation. The Company also acknowledges that remedies at law may be inadequate to protect Ladder against any actual or threatened breach of this Agreement by the Company or its Representatives. The Company therefore agrees that in the event that it or any of its Representatives breaches or threatens to breach any of the provisions of this Agreement, then without prejudice to any other rights and remedies otherwise available to Ladder in law or in equity, the Company shall agree to the grant of equitable relief in Ladder’s favor by way of injunction or otherwise without proof of actual damages. Any such equitable remedy shall not be deemed to be the sole and exclusive remedy under this Agreement but shall be in addition to all other remedies available to Ladder at law or in equity. Notwithstanding anything to the contrary contained herein, in no event shall the Company or Ladder have any liability for consequential, special or punitive damages.

14.	The illegality, invalidity or unenforceability of any provision of this Agreement under the laws of any jurisdiction shall not affect its legality, validity or enforceability under the laws of any other jurisdiction, nor the legality, validity or enforceability of any other provision. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN SUCH STATE WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

15.	TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HEREBY CONSENT IRREVOCABLY TO PERSONAL JURISDICTION, SERVICE AND VENUE IN CONNECTION WITH ANY CLAIM ARISING OUT OF THIS AGREEMENT, IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY, NEW YORK AND IN THE FEDERAL COURTS IN THE SOUTHERN DISTRICT OF NEW YORK. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN SUCH COURTS AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN SUCH COURTS HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

16.	The Company understands and agrees that no failure or delay by Ladder in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege hereunder.

17.	This Agreement contains the entire agreement between the parties concerning the confidentiality of the Information, and no modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either party, unless approved in writing by each party, which writing shall refer specifically to this Agreement.

18.	This Agreement shall expire on the date that is the earlier of (x) one year after the date hereof and (y) the date on which a Transaction is consummated. In the event that any transaction is consummated between Ladder and the Company at a future date, the terms of this Agreement will be superseded by the terms of any similar agreement entered into between Ladder and the Company at such time.

* * * *

Very truly yours,
LADDER CAPITAL CORP,

By:	/s/ Kelly Porcella
	Name:	Kelly Porcella
	Title:	General Counsel

Accepted and Agreed to as of February 2, 2018                        :

RELATED FUND MANAGEMENT, LLC, acting on behalf of itself and its funds

By:	/s/ Justin Metz
	Name:	Justin Metz
	Title:	President